LOSS PORTFOLIO TRANSFER
REINSURANCE AGREEMENT

by and among

SIRIUSPOINT AMERICA INSURANCE COMPANY

SIRIUSPOINT BERMUDA INSURANCE COMPANY LTD.

and

PALLAS REINSURANCE COMPANY LTD.

ARTICLES	TABLE OF CONTENTS	PAGE

1	BACKGROUND	1
2	DEFINITIONS	2
3	LPT COVERAGE; ADMINISTRATION OF REINSURED LIABILITIES	12
4	REPORTS AND REVIEW	13
5	TERM OF THIS AGREEMENT	14
6	CONSIDERATION AND RECONCILIATION	16
7	COLLATERAL AND PREMIUM ADJUSTMENT	18
8	REPRESENTATIONS AND WARRANTIES	25
9	NOTIFICATION	29
10	INDEMNIFICATION	29
11	CONFIDENTIALITY	33
12	ACCESS TO RECORDS	34
13	NOTICES	35
14	MISCELLANEOUS	36
15	DISCLAIMERS	40
16	ARBITRATION	41
17	EXPEDITED DISPUTE RESOLUTION AND INDEPENDENT ACTUARIAL FIRM
	DISPUTE RESOLUTION	42
18	GOVERNING LAW	42
19	INSOLVENCY	43
20	SERVICE OF SUIT	44

ATTACHMENTS
SCHEDULE A	INFORMATION TO BE INCLUDED IN QUARTERLY STATEMENTS	47
SCHEDULE B	INITIAL RECONCILIATION STATEMENT	48
SCHEDULE C	INVESTMENT GUIDELINES	49
SCHEDULE D	FUNDS WITHHELD ACCOUNT	60
EXHIBIT A	FORM OF SERVICES AGREEMENT	61
EXHIBIT B	FORM OF TRUST AGREEMENTS	62
EXHIBIT C	SUBJECT BUSINESS	63
EXHIBIT D	MATERIALS REINSURED CONTRACTS	66
EXHIBIT E	LIST OF EMPLOYEES	70
EXHIBIT F	EXCLUSION FROM COLLECTED THIRD PARTY REINSURANCE	71
EXHIBIT G	FORM OF SECURITY AND CONTROL AGREEMENT	72
EXHIBIT H	PREMIUM INCREASE CALCULATION	73

LOSS PORTFOLIO TRANSFER
REINSURANCE AGREEMENT
(hereinafter referred to as the “Agreement”)

by and among

SIRIUSPOINT AMERICA INSURANCE COMPANY
(hereinafter referred to as “SiriusPoint America”),

SIRIUSPOINT BERMUDA INSURANCE COMPANY LTD.
(hereinafter referred to as “SiriusPoint Bermuda”, and together with SiriusPoint America, the “Company”),

and

PALLAS REINSURANCE COMPANY LTD.
(a Bermuda exempted company registered as a Class 3A insurer under the Bermuda Insurance Act 1978, as amended, and its related regulations and as a segregated accounts company under the Bermuda Segregated Accounts Companies Act 2000, as amended, and hereinafter referred to as the “Reinsurer”)

(the Company and the Reinsurer are each referred to herein as a “Party” and collectively the “Parties”)
ARTICLE 1 - BACKGROUND
A.The Company and the Reinsurer entered into that certain Master Agreement dated July 30, 2021 (the “Master Agreement”).
B.The Company and the Reinsurer shall enter into this Agreement, whereby the Company shall cede to the Reinsurer, and the Reinsurer shall assume from the Company, the Reinsured Liabilities of the Company pursuant to the terms of this Agreement.
C.The Reinsurer shall provide the Services to the Company and shall have authority and responsibility for the handling and administration of claims arising under the Subject Business pursuant to the Services Agreement being entered into as of the date hereof between the Company and the Reinsurer in the form attached hereto as Exhibit A (the “Services Agreement”).
D.The Reinsurer shall establish and maintain collateral as follows for its obligations to the Company under this Agreement:

1.SiriusPoint America, the Reinsurer, and The Bank of New York Mellon as the trustee (the “Trustee”) shall enter into a trust agreement in the form attached hereto as Exhibit B (the “Reg 114 Trust Agreement”; and the trust account established and maintained under Reg 114 Trust Agreement, the “Reg 114 Trust Account”), pursuant to which the Trustee shall hold assets as security for the satisfaction of the obligations of the Reinsurer to SiriusPoint America under this Agreement.

2.The Company, the Reinsurer, and the Trustee shall enter into a trust agreement in the form attached hereto as Exhibit B (the “Non-Reg 114 Trust Agreement”; and the trust account established and maintained under Non-Reg 114 Trust Agreement, the “Non-Reg 114 Trust Account”), pursuant to which Trustee shall hold assets as security for the satisfaction of the obligations of the Reinsurer to the Company under this Agreement.

3.The Company, the Reinsurer, and The Bank of New York Mellon shall enter into that certain security and account control agreement in the form attached hereto as Exhibit G (the “Security and Control Agreement”), pursuant to which a first priority security interest shall be granted in favor of the Company in the Administrative Account and all assets credited thereto.

4.The Funds Withheld Account shall serve as collateral in addition to the Funded Accounts (as defined herein).
ARTICLE 2 - DEFINITIONS
In this Agreement:
“Administrative Account” has the meaning given to it in the Services Agreement.
“Affiliate” means, in relation to any Party, any Person under the control of or under common control with the Party.
“Aggregate Limit” means the sum of $645,000,000 USD, less UNL payments made by the Company on or after the Valuation Date and prior to the Effective Date in respect of the Subject Business.
“Aggregate Limit Exhaustion Corridor” means, as of any date during the term of this Agreement, when the remaining Aggregate Limit is $50,000,000 or less, after taking into account the aggregate amount of UNL paid or payable by the Reinsurer hereunder on an incurred basis to such date.
“Applicable Law(s)” means any domestic or foreign, federal, state or local statute, law, ordinance or code, or any written rules, regulations or administrative interpretations issued by any Governmental Authority pursuant to any of the foregoing, in each case applicable to any Party, and any order of a court of competent jurisdiction applicable to the Parties.
“Backstop” has the meaning given to it in the Miscellaneous Article.
“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks in New York City or Bermuda are required or authorized by law to be closed. Wherever a time limit in the Agreement references Business Days, the Parties may mutually agree in writing to alter the number of Business Days. Any such mutual agreement is only applicable to the one issue or circumstance addressed and is not meant to apply broadly to the Agreement nor to all instances regarding the same issue, unless explicitly also agreed in writing.
“Cause” has the meaning given to it in the Services Agreement.
“Closing” has the meaning given to it in the Master Agreement.
“Collected Third-party Reinsurance” means all reinsurance recoverables actually collected in cash with respect to the Subject Business, net of any collection costs; provided that “Collected Third-party Reinsurance” shall not include reinsurance recoveries accrued or booked prior to the Valuation Date and therefore not reflected in the Net Subject Reserves as at the Valuation Date whether or not such recoveries are collected after the Valuation Date, including, but not limited to, the reinsurance recoveries described on Exhibit F attached hereto.
“Commutation Amount” has the meaning given to it in the Term of this Agreement Article.
“Commutation Effective Time” has the meaning given to it in the Term of this Agreement Article.
“Commutation Events” has the meaning given to it in the Term of this Agreement Article.
“Commutation Settlement Statement” has the meaning given to it in the Term of this Agreement Article.
“Company Authorized Representative” means Dan Malloy, or any other Person appointed by the Company to that role from time to time as notified in writing to the Reinsurer.
“Company Indemnified Person(s)” has the meaning given to it in the Indemnification Article.
“Confidential Information” has the meaning given to it in the Confidentiality Article.
“Declaratory Judgment Expenses” means all attorneys’ fees, expenses and other litigation costs attributable to coverage analysis or declaratory judgment actions or other coverage dispute resolution procedures brought to determine defense and/or indemnification or payment obligations for any Reinsured Liabilities, whether or not a loss has been paid, that are allocable to specific Policies or claims with respect to the Subject Business and ceded to this Agreement. Declaratory Judgment Expenses shall be deemed to have been incurred on the date of the actual or alleged loss giving rise to the action.

“Deductible” has the meaning given to it in the Indemnification Article.
“Dispute Notice” has the meaning given to it in Article 7 of this Agreement.
“Disputed Item” has the meaning given to it in Consideration and Reconciliation Article.
“Effective Date” means the actual date and time on which the Closing occurs.
“Expedited Dispute Resolution Expiration Period” has the meaning given to it in the Expedited Dispute Resolution and Independent Actuarial Firm Dispute Resolution Article.
“Extra Contractual Obligations” (“ECO”) means liabilities which arise from the handling of the Subject Business as a result of:
1.    Actual or alleged breach of contract, negligence, fraud, bad faith in the handling of the Subject Business or the failure to settle within the limits of the Policies of the Subject Business or rejecting an offer of settlement or in the preparation of the defense or in a trial of any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action; and/or
2.    Compensatory, consequential, exemplary, punitive damages or fines on a particular claim, or similar extra contractual damages which are awarded against the Company arising because of but not limited to the failure by the Reinsurer or the Company (as applicable) to settle within the limits of the Policies of the Subject Business.
Any ECO shall be deemed to have occurred on the same date as the loss covered or alleged to be covered under the Subject Business.
“Final Reconciliation Statement” has the meaning given to it in the Consideration and Reconciliation Article.
“Final Reinsurance Premium” means the final reinsurance premium to be paid by the Company to the Reinsurer in accordance with the Consideration and Reconciliation, Article.
“Funded Accounts” has the meaning given to it in the Collateral and Premium Adjustment Article.
“Funds Withheld Account” means the amount retained by SiriusPoint America from the reinsurance premium payable to the Reinsurer under this Agreement, which is currently withheld by the ceding company reinsured by SiriusPoint America as a notional account under the reinsurance contract(s) identified on Schedule D.

“Gen and Prod Liab PR Premium Refund” has the meaning given to it in the Collateral and Premium Adjustment Article.

“Governmental Authority” means any government, political subdivision, court, arbitrator, arbitration panel, mediator, mediation panel, board, commission, regulatory or administrative agency or other instrumentality thereof, whether federal, state, provincial, territorial, local or foreign and including any regulatory authority which may be partly or wholly autonomous.

“Gross Subject Reserves” has the meaning given to it in the Collateral and Premium Adjustment Article.
“Independent Actuarial Firm” means a nationally recognized independent actuarial firm mutually agreed between the Parties in writing.
“Indemnified Person” means a Company Indemnified Person or a Reinsurer Indemnified Person, as the case may be.
“Indemnifying Person” means the Company or the Reinsurer, as applicable, when providing indemnification in accordance with the Indemnification Article.
“Interim Reconciliation Statement” has the meaning given to it in the Consideration and Reconciliation Article.

    “Initial Reconciliation Statement” means an estimated reconciliation statement as of the month preceding the Effective Date, or as of such date as may be agreed in writing by the Parties, substantially in the form contained in Schedule B attached hereto and provided by the Company to the Reinsurer ten (10) Business Days prior to the Effective Date (or such other period as may be agreed in writing by the Parties) in accordance with Section 2.5 of the Master Agreement.
“Initial Reinsurance Premium” has the meaning given to it in the Consideration and Reconciliation Article.
“Knowledge” means, as it relates to any fact or other matter, the actual knowledge of the employees of the Company or the Reinsurer, as applicable, set forth on Exhibit E attached hereto, after reasonable inquiry and due diligence of such fact or matter or as reasonably obtained in the ordinary course performance of each such employee’s duties at the Company or the Reinsurer, as applicable.
“Loss Adjustment Expense(s)” (“LAE”) means costs and expenses paid or payable on or after the Valuation Date in connection with any investigation, appraisal, adjustment, settlement, litigation, defense or appeal that is allocable to claims with respect to the Subject Business, including the following:
1.    Court costs;
2.    Costs of supersedeas and appeal bonds;
3.    Monitoring counsel expenses;

4.    External defense costs for the adjustment, appraisal, defense, resistance, investigation, audit, negotiation, settlement, payment or appeal, including arbitration, mediation, or other dispute resolution costs, attorneys’ fees, expenses and pre- and post-judgment interest;
5.    Legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto, including Declaratory Judgment Expenses;
6.    Expenses associated with obtaining subrogation, salvage and recoveries; and
7.    Fees and expenses incurred for claims handling services by third-party administrators including, for the avoidance of doubt, any fees and expenses paid to Golden State Claims Adjusters, LLC on or after the Valuation Date pursuant to the Claims Administration Agreement between SiriusPoint America, Golden State Claims Adjusters, LLC and Pacific Re, Inc. dated January 23, 2020.
LAE does not include Retained ULAE or ULAE.
“Loss in Excess of Policy Limits” (“XPL”) means any loss in excess of the limit of the Policies with respect to the Subject Business, such loss in excess of the limit having been incurred because of failure to settle within the limits of the Policies to the Subject Business or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or reinsured or in the preparation of an appeal consequent upon such action. Any XPL shall be deemed to have occurred on the same date as the loss covered or alleged to be covered under the Subject Business.
“Master Agreement” has the meaning given to it in the Background Article.
“Market Value” has the meaning given to it in the Trust Agreements.
“Market Value Dispute Valuation Firm” means one of Bank of America, N.A., Morgan Stanley, JPMorgan Chase & Co., Wells Fargo & Co., Citigroup Inc., and Credit Suisse Group AG, or successors of any of the foregoing, including any affiliates or subsidiaries thereof.
“Material Reinsured Contract” means those insurance policies or contracts identified in Exhibit D.
“Minimum Collateral Requirement” means the sum of SAIC Minimum Collateral Requirement plus SBIC Minimum Collateral Requirement.
“NAMIC” means the National Association of Mutual Insurance Companies.
“NAMIC Recoverables” means reimbursement of defense or indemnity cost and expense incurred on ECO claims that initially were paid out-of-pocket and later reimbursed by NAMIC pursuant to the insurance policies it issued to PCIC for ECO liability.

“Net Subject Reserves” means the Company’s reserves in respect of the UNL hereunder, including incurred but not reported UNL; reserves for UNL paid but not recovered from the Reinsurer; and reserves for UNL reported and outstanding.
“Non-Reg 114 Eligible Collateral” means cash (United States legal tender), certificates of deposit (issued by a United States bank and payable in United States legal tender), investments of the types permitted by the Applicable Laws of New York for domestic insurers, or any combinations of the above; provided, that such investments are issued by an institution that is not the parent, subsidiary, or other Affiliate of the Company or the Reinsurer and such investments comply with the Non-Reg 114 Investment Guidelines.
“Non-Reg 114 Investment Guidelines” means the investment guidelines for the Non-Reg 114 Trust Account attached hereto as Schedule C2.
“Non-Reg 114 Minimum Collateral Requirement” means, at the quarter-end (or portion thereof) after the Effective Date and quarterly thereafter, an amount adjusted at the beginning of each quarter to equal the sum of (i) eighteen percent (18%) multiplied by the SAIC Net Subject Reserves as of the most recent quarter’s end; plus (ii) one hundred twenty percent (120%) multiplied by the SBIC Net Subject Reserves as of the most recent quarter’s end.
“Non-Reg 114 Trust Account” has the meaning given to in the Background Article.
“Non-Reg 114 Trust Agreement” has the meaning given to in the Background Article.
“Notice” has the meaning given to it in the Notices Article.
“Notice of Disagreement” has the meaning given to it in the Consideration and Reconciliation Article.
“Paid Gross UNL” has the meaning given to it in the Collateral and Premium Adjustment Article.
“PCIC” means Preferred Contractors Insurance Company Risk Retention Group, LLC.
“PCIC Premium Refund” has the meaning given to it in the Collateral and Premium Adjustment Article.
“Permits” has the name given to it in the Representations and Warranties Article.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization, Governmental Authority, or other entity.

“Policies” means insurance and reinsurance contracts, policies, certificates, binders, slips, covers or other agreements of insurance or reinsurance, including supplements, riders, and endorsements issued or written in connection therewith and extensions thereto written, assumed, issued or reinsured by the Company.
“Premium Adjustment” means either Premium Increase or Premium Refund.
“Premium Increase” has the meaning given to it in the Collateral and Premium Adjustment Article.
“Premium Refund” has the meaning given to it in the Collateral and Premium Adjustment Article.
“Reg 114 Eligible Collateral” means cash (United States legal tender), certificates of deposit (issued by a United States bank and payable in United States legal tender), investments of the types permitted by the Applicable Laws of New York for domestic insurers, or any combinations of the above; provided, that such investments are issued by an institution that is not the parent, subsidiary, or other Affiliate of the Company or the Reinsurer and such investments comply with the Reg 114 Investment Guidelines.
“Reg 114 Investment Guidelines” means the investment guidelines for the Reg 114 Trust Account attached hereto as Schedule C1.
“Reg 114 Minimum Collateral Requirement” means, at the quarter-end (or portion thereof) after the Effective Date and quarterly thereafter, an amount adjusted at the beginning of each quarter to equal to one hundred two percent (102%) multiplied by the SAIC Net Subject Reserves as of the most recent quarter’s end.
“Reg 114 Trust Agreement” has the meaning given to in the Background Article.
“Reg 114 Trust Account” has the meaning given to in the Background Article.
“Reinsured Liabilities” means, the sum of all UNL and ULAE incurred, awarded, payable, paid or assessed on or after the Valuation Date in respect of the Subject Business and any unearned premium associated therewith.
For the avoidance of doubt:
1.The Reinsurer takes responsibility for ULAE with respect to Reinsured Liabilities from the Effective Date.
2.The Company is responsible for Retained ULAE.
“Reinsurer Authorized Representative” means Daniel W. Gerber, Esq., Gerber Ciano Kelly Brady LLP, 228 Park Avenue South, Suite 97572, New York, NY 10003-1502, (T) 01.646.650.5155; email: dgerber@gerberciano.com, or any other Person appointed by the Reinsurer to that role from time to time as notified in writing to the Company.

“Reinsurer Indemnified Person(s)” has the meaning given to it in the Indemnification Article.

“Resolution Period” has the meaning given to it in the Consideration and Reconciliation Article.
“Retained ECO/XPL” means ECO or XPL (a) attributable to the conduct of the Company before the Effective Date or (b) attributable to the conduct of the Company after the Effective Date only where such ECO or XPL arises due to any actions or omissions of the Company not authorized, instructed or ratified by the Reinsurer. Retained ECO/XPL is expressly not reinsured by Reinsurer. After the Effective Date, ECO or XPL attributable to the conduct or instruction of or authorization or ratification by Reinsurer is not Retained ECO/XPL, and is reinsured by the Reinsurer.
“Retained ULAE” means those costs and expenses incurred by the Company that are associated with the Subject Business. The Reinsurer takes responsibility for its ULAE from the Effective Date, and the ULAE of the Reinsurer is not in any way to be included in the Retained ULAE. The Administrative Charge (as defined in the Services Agreement) shall be paid in accordance with the terms of the Services Agreement.

“SAIC Minimum Collateral Requirement” means one hundred twenty percent (120%) of the SAIC Net Subject Reserves.
“SAIC Net Subject Reserves” means SiriusPoint America’s Net Subject Reserves.
“SBIC Minimum Collateral Requirement” means one hundred twenty percent (120%) of the SBIC Net Subject Reserves.
“SBIC Net Subject Reserves” means SiriusPoint Bermuda’s Net Subject Reserves.
“Security and Control Agreement” has the meaning given to it in the Background Article.
“Senior Executive” has the meaning given to it in the Expedited Dispute Resolution Article.
“Services” has the meaning given to it in the Services Agreement.
“Services Agreement” has the meaning given to it in the Background Article.
“Sirius Indemnified Persons” has the meaning given to it in Article 10.

“Solvency Reports” has the meaning given to it in the Representations and Warranties Article.

“Statement” means the report prepared in accordance with paragraph A of the Reports and Review Article.

“Subject Business” means:
(1) the “reserving classes” identified on Exhibit C attached hereto as comprised on the Effective Date;
(2) all liabilities arising after Effective Date under asbestos & environmental exposures on any Policies underwritten before 2011 not included within the “reserving classes” identified on Exhibit C, subject to an aggregate sub-limit of $2,500,000 (within the Aggregate Limit) for such asbestos & environmental exposures (provided, however, that the foregoing aggregate sub-limit shall in no way apply to any asbestos & environmental exposures included within the “reserving classes” identified on Exhibit C); and
(3) the Policies listed in the ‘SYSTEM DATA BY TREATY 4Q20_Addm’ sheet within the Excel spreadsheet entitled ‘Runoff and Other list of Treates 4Q20 with rec w Addendum_To SEND.xlsx’, provided by Neal Wasserman to Connie Tregidga and Chris Riseborough at 16.51 EST on 10 August 2021, subject to an aggregate sub-limit of $37,500,000 (within the Aggregate Limit) for such exposures (provided, however, that the foregoing aggregate sub-limit shall in no way apply to any exposures included within paragraphs (1) and (2) above for the definition of “Subject Business”). The Parties shall exchange a PDF of the Excel file referenced herein on the Effective Date via email.
For the avoidance of doubt, any:
1. commuted Policies; and
2. liabilities or exposures that have been notified to the Company before the Effective Date (whether as a loss reserve, precautionary advice or any other advice or notification) and not included within the paragraphs (1) and (3) above “;
are excluded from the Subject Business; and any unused portion of the sub-limits under paragraphs (2) and/or (3) above shall remain available as part of the Aggregate Limit for exposures that constitute the Subject Business.
“Subrogation and Salvage Recoverables” means all subrogation and salvage recoverables actually collected in cash by the Reinsurer on behalf of the Company under the terms of the Services Agreement with respect to the Subject Business, net of any collection costs; provided that “Subrogation and Salvage Recoverables” shall not include subrogation and salvage recoveries accrued or booked prior to the Valuation Date, and therefore, not reflected in the Net Subject Reserves as at the Valuation Date. “Subrogation and Salvage Recoverables” includes any Workers Compensation second injury fund and NAMIC Recoverables.
“Systems” means all computer hardware (including network and telecommunications equipment) and software (including associated preparatory materials, user manuals and other related documentation) owned, used, leased or licensed by the Company.

“Third Party Rights” has the meaning given to it in Article 8.
“Third-party Reinsurance” means those contracts of reinsurance pursuant to which the Company has reinsured any portion of the Subject Business.
“Third-party Reinsurance Recovery” has the meaning given to it in the Collateral and Premium Adjustment Article.
“Third-party Reinsurance Reserves” has the meaning given to it in Collateral and Premium Adjustment Article
“Transaction Agreements” means collectively the Master Agreement, the Trust Agreements, the Services Agreement, the Security and Control Agreement, and this Agreement.
“Transition Date” has the meaning given to it in the Services Agreement.
“Trust Accounts” means the Reg 114 Trust Account and the Non-Reg 114 Trust Account, collectively.
“Trust Agreements” means the Reg 114 Trust Agreement and the Non-Reg 114 Trust Agreement, collectively.
“Trustee” has the meaning given to in the Background Article.
“Ultimate Net Loss” (“UNL”) means all amounts paid or payable in respect of the Subject Business after the Valuation Date, being the following:
1.Losses, LAE, ECO and XPL with respect to the Subject Business; less
2.    Collected premium on assumed reinsurance Policies of the Subject Business but excluding any reinstatement premiums under any such Policies accrued by the Company prior to the Valuation Date, it being understood by the Parties that such reinstatement premiums shall be for the benefit of the Company; less
3.    Collected Third-party Reinsurance; less
4.    other recoverables, Subrogation and Salvage Recoverables, and any other recoverables with respect to the Subject Business, but only to the extent actually recovered and paid to the Reinsurer.
For the avoidance of doubt, UNL shall exclude any Retained ECO/XPL and any commissions under the Subject Business including but not limited to any profit sharing for the Subject Business under arrangements entered into by the Company prior to the Effective Date, except profit sharing, if any, due the ceding company under the PCIC LPT which shall be included in the UNL.
Nothing in the foregoing shall be construed as implying that amounts are not recoverable hereunder by the Company until a final determination of UNL.

“Unallocated Loss Adjustment Expenses” (“ULAE”) means those costs and expenses associated with the Reinsurer’s service and management of the Subject Business and that are not LAE such as, for example, personnel costs, overhead, or similar internal costs. For the avoidance of doubt, whether or not the Company or the Reinsurer reflect an expense as an ULAE on their financial statements or other books and records shall not affect whether such expense qualifies as ULAE for purposes of this Agreement.
“Unresolved Items” has the meaning given to it in Consideration and Reconciliation Article.
“Valuation Date” means January 1, 2021. This is the date that the Parties designate as the start of valuations and calculations as set out further herein.
For all purposes of this Agreement, whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.
ARTICLE 3 - LPT COVERAGE; ADMINISTRATION OF REINSURED LIABILITIES
A.    Subject to the Initial Reinsurance Premium being paid by the Company to the Reinsurer in accordance with the Initial Reconciliation Statement, the Company hereby cedes, and the Reinsurer hereby accepts and agrees to reinsure, one hundred percent (100%) of all UNL on or after the Valuation Date; provided, however, that in no event shall the aggregate amount of UNL paid by the Reinsurer hereunder exceed the Aggregate Limit.
The Reinsurer’s liabilities under this Agreement are calculated as set forth herein on and after the Valuation Date (unless otherwise specified), shall commence on the Effective Date, and shall be subject in all respects to the same terms, conditions, interpretations, waivers, modifications, alterations, and cancellations as the Subject Business. The Reinsurer shall be bound, without limitation, by all payments and settlements entered into by or on behalf of the Company or the Reinsurer, as applicable, subject to the terms, conditions and limitations of this Agreement.
B.    The Reinsurer shall be liable for ECO, XPL and ULAE, including any LAE associated with ECO and XPL. The Company shall be liable for Retained ECO/XPL and Retained ULAE. The Reinsurer shall be liable for its ULAE from the Effective Date.
C.    Beginning on the Transition Date and in accordance with the Services Agreement, the Company grants to the Reinsurer the authority and responsibility for the handling and administration of claims and Third-party Reinsurance applicable to the Reinsured Liabilities, subject to the Company’s notice, approval, and other rights specified in the Services Agreement and in this Agreement.
D.    [Intentionally omitted.]
E.    Beginning on the Transition Date, or forty-five (45) days after the Effective date, whichever shall come first, and in accordance with the Services Agreement, the Reinsurer shall be responsible for pursuing all claims for salvage or subrogation allocable to specific Policies and claims with respect to the Subject Business and ceded to this

Agreement. From the Effective Date until forty-five (45) days thereafter or the Transition Date, whichever comes first, the Parties agree to work cooperatively in claims oversight. The Parties will establish a joint claims committee to discuss any claims with reserves raised or set at $100,000 USD and the Reinsurer shall have the right to control in claims settlements which exceed a $100,000 USD threshold.
F.    All Subrogation and Salvage Recoverables (i.e., reimbursement obtained or recovery made by or on behalf of the Company, less the actual cost of obtaining such reimbursement or making such recovery) on account of claims and settlements received after the Transition Date involving reinsurance hereunder, regardless of when such claims and liabilities arose, after such salvage and subrogation is first applied to any insurers or reinsurers under any Collected Third-party Reinsurance in accordance with the applicable terms of such Third-party Reinsurance and Applicable Law, shall reduce the amount of UNL and shall be payable to the Parties as set forth herein. For the avoidance of doubt, all Subrogation and Salvage Recoverables, NAMIC Recoverables, and any other recoverables with respect to the Subject Business, but only to the extent actually recovered and paid to the Reinsurer, shall be credited to the Reinsurer.
G.    Commutation of Assumed and Third-party Reinsurance:
Any commutation of assumed reinsurance and Third-party Reinsurance is subject to the control and discretion of the Reinsurer; provided, however, that once the Aggregate Limit Exhaustion Corridor has been reached on an incurred basis, the Reinsurer shall only enter into any such commutation after obtaining the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned, or delayed. Any commutation of Third-party Reinsurance will be done in accordance with the provisions of the Services Agreement. The Reinsurer will provide reasonable Notice to the Company in advance of any commutation of Third-party Reinsurance pursuant to this paragraph.
H.     Respective Responsibilities for payables and receivables.
Any payable or receivable that is not within the Net Subject Reserves on the Valuation Date is for the Company’s account. Any payable or receivable that is within the Net Subject Reserves on the Valuation Date is for the Reinsurer’s account.
ARTICLE 4 - REPORTS AND REVIEW
A.    Within thirty (30) days of the end of each quarter after the Effective Date (or part thereof as respects the first quarter), the Company, or the Reinsurer after the Transition Date, shall prepare a statement (“Statement”) which shall be sent to the other Party. The Statement shall be mutually agreed between the Parties and shall include or be provided together with the information set out in Schedule A of this Agreement.
B.    If the Statement reflects a payment owed to the Company, the Company may withdraw such amount from the applicable Funded Accounts to reimburse itself. If the balance of the applicable Funded Accounts is insufficient, the Reinsurer shall make such payment to the Company within fifteen (15) Business Days following the date of delivery of the Statement. If the Statement reflects a payment owed to the Reinsurer, any such payment shall be made within fifteen (15) Business Days following the date of delivery of the Statement, by the Company depositing such amount into the Trust Accounts to reimburse the Reinsurer.
C.    Either Party shall notify the other Party as soon as reasonably practicable in writing if it becomes aware of any material error in the Statement and promptly issue a revised Statement correcting it. Any unresolved dispute between the Parties with respect to an error so notified pursuant to this Article 4(C) shall be submitted to the Independent Actuarial Firm for resolution in accordance with Article 17(B).
ARTICLE 5 - TERM OF THIS AGREEMENT
A.    This Agreement is effective at 12:01 a.m. New York City time on the Effective Date and shall remain in force until the earliest of:
1.    The date on which all Reinsured Liabilities expire or are extinguished in accordance with the terms and conditions as well as the Applicable Law that apply to the Subject Business;
2.    The date on which the Aggregate Limit hereunder is exhausted; or
3.    The effective date of commutation of this Agreement in accordance with Article 5(B).
B.    The Company shall have the right, but not the obligation, upon not less than three (3) Business Days’ prior written Notice to the Reinsurer, to commute the Subject Business upon the occurrence of any of the following (“Commutation Events”):
1.    at any time with the agreement of the Reinsurer;
2.    as may be required by the Company as provided in paragraph K of the Collateral and Premium Adjustment Article;
3.    upon any material breach of the terms, conditions, provisions, representations or warranties of this Agreement or the Services Agreement by the Reinsurer, which breach is not cured within thirty (30) days following the Company’s written Notice to the Reinsurer of such breach, which Notice shall in reasonable detail describe the nature of such breach, or, if such breach shall not be reasonably susceptible to cure within such thirty (30) day period, such additional reasonable time as necessary to cure such breach not exceeding an additional thirty (30) days (unless agreed between the Parties otherwise in writing);
4.    if the Reinsurer becomes insolvent, makes an assignment for the benefit of creditors or becomes the subject of any voluntary or involuntary supervision, conservation, rehabilitation, liquidation or other similar proceeding;
5.    if the Reinsurer becomes merged with, acquired by or relinquishes control of itself to any other non-affiliated company, corporation or individual (for the avoidance of doubt, the Parties do not intend that this applies to the existing shareholders of the Reinsurer’s parent company as of the Effective Date);

6.    if the Reinsurer has its authority to transact any relevant classes of reinsurance or insurance withdrawn or suspended;
7.    if any applicable statutory regulations restrict or prohibit the Reinsurer’s performance of any or all of its material obligations under this Agreement, or
8.    following any termination of the Service Agreement for Cause.
Any Notice of commutation provided by the Company pursuant to this Section 5(B) shall state the effective date and time of the commutation (the “Commutation Effective Time”). In the event this Agreement is commuted, the Company shall prepare a settlement statement (the “Commutation Settlement Statement”) setting forth the settlement amount for the commutation (the “Commutation Amount”) within thirty (30) Business Days of the Commutation Effective Time. Within ten (10) Business Days of receipt by the Reinsurer of the Commutation Settlement Statement, the Reinsurer may elect to dispute the calculation of the Commutation Amount. If the Reinsurer does not elect to dispute the calculation of the Commutation Amount set forth in the Commutation Settlement Statement, the Commutation Amount shall be final and binding on the Parties. In the event that the Reinsurer elects to dispute the calculation of the Commutation Amount set forth in the Commutation Settlement Statement, the Parties shall retain the Independent Actuarial Firm to review such calculation within fifteen (15) Business Days of any Notice of intent to dispute the Commutation Amount. The Parties shall direct such Independent Actuarial Firm to review the calculation of the Commutation Amount in the Commutation Settlement Statement, and based on such review, to confirm its agreement with the Commutation Settlement Statement or to provide any proposed changes to the Commutation Settlement Statement and the Commutation Amount set forth therein to the Parties no later than thirty (30) Business Days from its receipt of the Commutation Settlement Statement and all information necessary to complete such review as determined by the Independent Actuarial Firm. Each Party shall provide its proposed Commutation Amount to the Independent Actuarial Firm. Each Party shall use commercially reasonable efforts to furnish to the Independent Actuarial Firm such work papers, books, records and documents and other information pertaining to the Commutation Amount as the Independent Actuarial Firm may request. Any such determination of the Independent Actuarial Firm, which shall include the Independent Actuarial Firm’s determination of the Commutation Amount, shall be considered final and binding on the Parties. The Party whose proposed Commutation Amount is closer to the Independent Actuarial Firm’s determination of the Commutation Amount has no responsibility for the costs and expenses of the Independent Actuarial Firm. All costs and expenses of the Independent Actuarial Firm shall be borne by the Party whose Proposed Commutation Amount has greater difference from the Independent Actuarial Firm’s determination of the Commutation Amount.
C.    In the event this Agreement is commuted in accordance with paragraph B above, the Company shall withdraw cash from the Funded Accounts equal to the Commutation Amount, and, to the extent the Commutation Amount exceeds the balance therein, the Reinsurer shall pay any shortfall directly to the Company within thirty (30) Business Days of its receipt of the Commutation Settlement Statement or the final review report from the Independent Actuarial Firm, whichever date is later. After the effective date of any such commutation, the outstanding liabilities for the Subject Business shall be transferred back to the Company or as otherwise mutually agreed, and the Services Agreement shall be terminated (unless already previously terminated for Cause).
D.    Following a commutation pursuant to this Article, including the payment of any valid amounts due under such commutation, both the Company and the Reinsurer will be fully and finally released from all rights and obligations under this Agreement, other than any payment obligations due hereunder prior to the commutation date but still unpaid on such date.
E.    For so long as this Agreement remains in effect, the Parties agree that (1) upon any termination of the Services Agreement other than termination for Cause, the Company and the Reinsurer shall each be liable for half of all costs, fees and expenses incurred in connection with the transition to, and use and activities of, all providers reasonably necessary to replace Services under the Services Agreement; and (2) upon any termination of the Services Agreement for Cause, the Reinsurer shall be solely liable for all costs, fees and expenses incurred in connection with the transition to, and use and activities of, all providers reasonably necessary to replace the Services provided under the Service Agreement, and in the case of both of the foregoing clauses (1) and (2), the Reinsurer shall, at the election of the Company, reimburse the Company and its respective Affiliates, no less frequently than monthly for such costs, fees and expenses (or, in the case of clause (1), the Reinsurer’s proportionate share of such costs, fees and expenses) or pay the replacement service providers directly, at such intervals as are required by such service providers, for such costs, fees and expenses; provided, that the Reinsurer shall only be liable for such costs, fees and expenses to the extent it has consented to the use of such replacement service provider (such consent to not be unreasonably withheld, conditioned or delayed).
ARTICLE 6 - CONSIDERATION AND RECONCILIATION
A.    As consideration for the transactions contemplated by the Transaction Agreements, the Company shall pay to the Reinsurer in accordance with Section 6(E) below an amount equal to the following (the “Initial Reinsurance Premium”):
1.    $442,360,000 USD; less
2.    the amount of the Funds Withheld Account; less
3.    UNL payments made by the Company on or after the Valuation Date and prior to the Effective Date.
The Initial Reinsurance Premium shall be set forth in the Initial Reconciliation Statement, which shall reconcile the balances owed between the Company and the Reinsurer as of the Effective Date and set forth the aggregate net payment due to the Reinsurer, which amount will be deposited in the Trust Accounts directly by the Company on the Effective Date.
B.    The Final Reinsurance Premium shall be determined in accordance with the mutual agreement of the Final Reconciliation Statement following the procedure set forth in paragraphs C and D below and any return or additional amounts due either Party shall be paid in accordance with paragraph E below within fifteen (15) Business Days after the Final Reconciliation Statement is agreed.
C.    The Company and the Reinsurer will follow the following procedure in achieving fully and finally reconciled amounts of these balances: Within thirty (30) Business Days following the Effective Date, the Company will provide to the Reinsurer a reconciliation statement substantially in the form contained in Schedule B attached hereto (the “Interim Reconciliation Statement”) setting forth the adjusted aggregate net payment calculated as of the Effective Date.
D.    After the receipt by the Reinsurer of the Interim Reconciliation Statement and until such time as the Final Reconciliation Statement is final and binding on the Parties, the Reinsurer and the Reinsurer Authorized Representative will have, upon prior written Notice, reasonable electronic access during normal business hours to the working papers of the Company and the Company Authorized Representative relating to the Interim Reconciliation Statement and the calculations set forth thereon.
E.     Final Reconciliation Statement. A final reconciliation statement substantially in the form contained in Schedule B attached hereto (the “Final Reconciliation Statement”) shall be determined in accordance with the following process:
1.     The Reinsurer will have the right to review the Interim Reconciliation Statement and comment thereon for a period of forty-five (45) Business Days after receipt thereof. The Parties may mutually agree prior to such forty-five (45) Business Days that the Interim Reconciliation Statement is adopted as the Final Reconciliation Statement or may mutually agree to changes to be incorporated into the Interim Reconciliation in which case the resulting amended Interim Reconciliation Statement shall be adopted as the Final Reconciliation Statement.
2.    In the event the Reinsurer disputes the Interim Reconciliation Statement within the forty-five (45) Business Day review period, the Reinsurer shall deliver a notice of disagreement (a “Notice of Disagreement”) to the Company which specifies in reasonable detail each item that the Reinsurer in good faith disputes (each, a “Disputed Item”) and the amount in dispute for each such Disputed Item. If the Reinsurer does not deliver a Notice of Disagreement within such forty-five (45) Business Day review period, the Interim Reconciliation Statement shall be final, binding and conclusive on the Company and the Reinsurer, and shall be deemed to be the Final Reconciliation Statement.
F.    If a Notice of Disagreement is timely delivered pursuant to Section 7(E), the Company and the Reinsurer shall, during the fifteen (15) days following the receipt of such Notice of Disagreement (the “Resolution Period”), use their commercially reasonable efforts to reach agreement on the Disputed Items. If, by the end of the Resolution Period, the Company and the Reinsurer are unable to reach such agreement with respect to all of the Disputed Items, they shall promptly thereafter engage and submit the unresolved Disputed Items (the “Unresolved Items”) to the Independent Actuarial Firm in accordance with Article 17(B) of this Agreement; provided, however, that notwithstanding the allocation of costs and expenses under Article 17(B), the fees, expenses and costs of the Independent Actuarial Firm incurred in rendering any determination pursuant to this Section shall be split equally between the Company and the Reinsurer. The Independent Actuarial Firm shall determine each of the Unresolved Items, and giving effect to such determination, calculate the adjusted aggregate net payment as of the Effective Date. Each Party shall use commercially reasonable efforts to furnish to the Independent Actuarial Firm such work papers, books, records and documents and other information pertaining to the Unresolved Items as the Independent Actuarial Firm may request. The determination of the Independent Actuarial Firm shall be final, binding and conclusive on the Company and the Reinsurer. Judgment may be entered upon the determination by the Independent Actuarial Firm in accordance with Article 17.
G.    For any payments due under the Interim Reconciliation Statement or the Final Reconciliation Statement, subject to any offset provisions in this Agreement, (1) the Company shall transfer any amounts due to the Reinsurer by depositing Reg 114 Eligible Collateral in the Reg 114 Trust Account and/or Non-Reg 114 Eligible Collateral in the Non-Reg 114 Trust Account, respectively; and (2) the Company shall transfer any amounts due to the Company by withdrawing Reg 114 Eligible Collateral from the Reg 114 Trust Account and/or Non-Reg 114 Eligible Collateral from the Non-Reg 114 Trust Account, respectively.
ARTICLE 7 - COLLATERAL AND PREMIUM ADJUSTMENT
A.The Reinsurer shall establish and maintain, at all times during the Term of this Agreement, collateral for its obligations to the Company under this Agreement as follows and in accordance with the terms of this Article and the terms of the Trust Agreements or the Security and Control Agreement as applicable:
1.SiriusPoint America, the Reinsurer and the Trustee shall enter into the Reg 114 Trust Agreement on or prior to the Effective Date, pursuant to which the Reinsurer shall establish and maintain the Reg 114 Trust Account and the Trustee shall hold assets deposited into the Reg 114 Trust Account as security for the satisfaction of the obligations of the Reinsurer to SiriusPoint America under this Agreement. On the Effective Date, the Reinsurer shall deposit Reg 114 Eligible Collateral in the Reg 114 Trust Account in accordance with paragraph C of this Article, and thereafter the Reinsurer shall at all times during the term of this Agreement maintain Reg 114 Eligible Collateral in the Reg 114 Trust Account at or above the Reg 114 Minimum Collateral Requirement. Among the other provisions more specifically set forth in the Reg 114 Trust Agreement, the Parties agree that as respects the Reg 114 Trust Account, upon the written direction from the Company, the Reinsurer will execute assignments, endorsements in blank, or transfer legal title to the Trustee of all shares, obligations or any other assets requiring assignments, in order that the Company, or the Trustee upon the direction of the Company, may whenever necessary negotiate any such assets without consent or signature from the Reinsurer or any other entity.

2.The Company, the Reinsurer and the Trustee shall enter into the Non-Reg 114 Trust Agreement on or prior to the Effective Date, pursuant to which the Reinsurer shall establish and maintain the Non-Reg 114 Trust Account and the Trustee shall hold assets deposited into the Non-Reg 114 Trust Account as security for the satisfaction of the obligations of the Reinsurer to the Company under this Agreement. On the Effective Date, the Reinsurer shall deposit Non-Reg 114 Eligible Collateral in the Non-Reg 114 Trust Account in accordance with paragraph C of this Article, and thereafter the Reinsurer shall at all times during the term of this Agreement maintain Non-Reg 114 Eligible Collateral in the Non-Reg 114 Trust Account at or above an amount equal to the Non-Reg 114 Minimum Collateral Requirement.

3.The Company, the Reinsurer, and Trustee shall enter into the Security and Control Agreement, pursuant to which a first priority security interest shall be granted in favor of the Company in the Administrative Account and all assets credited thereto.

Notwithstanding the foregoing, the Minimum Collateral Requirement shall not exceed the sum of the Aggregate Limit less paid UNL.

    In addition, SiriusPoint America shall establish the Funds Withheld Account in connection with this Agreement on its books and records. The Funds Withheld Account shall serve as partial collateral for the payment of the Reinsured Liabilities by the Reinsurer under this Agreement. The Funds Withheld Account shall be clearly designated as a segregated account on the books, records and information Systems of SiriusPoint America. The Funds Withheld Account assets represent a portion of the Final Reinsurance Premium payable by the Company to the Reinsurer. The Company will indemnify and hold the Reinsurer harmless to the extent of unavailability of the Funds Withheld Account for the Reinsurance Premium or Collateral.
B.    The Parties intend that the Company will receive full statutory credit for reinsurance provided under this Agreement. The Parties agree to use best efforts to ensure that such credit will remain available to the Company. In the event any of the provisions of this Agreement conflict with or otherwise fail to satisfy the requirements of the appropriate credit for reinsurance statute or regulation, this Agreement shall be deemed amended to conform to the Applicable Law. Without limiting the foregoing, to the extent that the Company or a Governmental Authority determines that terms of this Agreement or the Trust Agreements are insufficient to permit the Company to take full credit on its statutory financial statements for the reinsurance provided by this Agreement or to comply with the Applicable Laws, the Reinsurer agrees to undertake such action that is acceptable to the Company and such Governmental Authority as is required for the Company to obtain full credit on its statutory financial statements. Subject to and in accordance with Section 2.4 of the Master Agreement, the Company may, in its sole discretion, consider and agree to a request from the Reinsurer to restructure collateral.
C.    On the Effective Date, the Reinsurer will deposit initial collateral into the Trust Accounts equal to the calculation below:

1.    The Company’s held reserves on the Subject Business as of December 31, 2020 in the amount of $403,284,000 less UNL payments made by the Company on or after the Valuation Date and prior to the Effective Date; multiplied by
2.    one hundred twenty percent (120%); less
3.    The Initial Reinsurance Premium as calculated in the Consideration and Reconciliation Article deposited by the Company into the Trust Accounts on the Effective Date.
The allocation of the deposit of the initial collateral between the Reg 114 Trust Account and the Non-Reg 114 Trust Account shall be specified in the Initial Reconciliation Statement.
D.    On or before the Transition Date, the Reinsurer will establish the Administrative Account and deposit therein cash (United States legal tender) in the amount set forth in the Initial Reconciliation Statement. The Administrative Account together with the Trust Accounts and Funds Withheld Account shall be referred to herein as the “Funded Accounts.” The amounts deposited in the Administrative Account accordance with this paragraph D shall be part of the collateral amount set forth in paragraph A above, and not in addition to such amount, and shall be transferred from the Non-Reg 114 Trust Account on or before the Transition Date as specified in the Initial Reconciliation Statement.
E.     Premium Adjustment
The Company and the Reinsurer will follow the procedure set forth below in calculating whether a Premium Adjustment (either a Premium Increase or Premium Refund, as defined below) is due based on the Premium Adjustment Statement the Reinsurer provides to the Company showing calculations of the amounts set forth below as of September 30, 2026 (or a date otherwise mutually agreed by the Parties in writing). The Reinsurer shall deliver the Premium Adjustment Statement (including the information set forth in Exhibit H for the Premium Increase calculation) to the Company no later than November 15, 2026 (or a date otherwise mutually agreed by the Parties in writing).
1.Where, in relation to the ‘Asbestos Fac’ reserving cohort, the (x) Third-party Reinsurance Reserves plus Collected Third-party Reinsurance (that amount in dollars being the “Third-party Reinsurance Recovery”), as a percentage of (y) the Gross Subject Reserves plus Paid Gross UNL is less than 34.63%, the Company will pay the Reinsurer the difference between:
a.34.63% of the Gross Subject Reserves plus Paid Gross UNL in (y) above; and
b.the Third-party Reinsurance Recovery,

capped at $7,000,000 USD (the “Premium Increase”), provided that no Premium Increase shall be due if the Gross ‘Asbestos Fac’ Subject Reserves plus Paid Gross UNL as of 30 September 2026 is greater than $138,000,000.
2.    In relation to the ‘PCIC’ reserving cohort, if the UNL for the ‘PCIC’ reserving cohort as of September 30, 2026 (or a date otherwise mutually agreed by the

Parties in writing) is less than $54,788,000, then the Reinsurer will pay the Company a “PCIC Premium Refund” in an amount equal to 75% of the difference between (a) the UNL as of September 30, 2026 for the ‘PCIC’ cohort, and (b) $54,788,000; provided that the no PCIC Premium Refund will be payable to the Company should the UNL for the ‘PCIC’ reserving cohort be greater than $54,788,000.

3.    In relation to the ‘Gen and Prod Liab PR’ reserving cohort, if the UNL as of September 30, 2026 (or a date otherwise mutually agreed by the Parties in writing) for the ‘Gen and Prod Liab PR’ reserving cohort is less than $16,361,000, then the Reinsurer will pay the Company a “Gen and Prod Liab PR Premium Refund” (and along with PCIC Premium Refund, the “Premium Refund”) an amount equal to 75% of the difference between (a) the UNL as of September 30, 2026 for the ‘Gen and Prod Liab PR’ cohort, and (b) $16,361,000; provided that the no Gen and Prod Liab PR Premium Refund will be payable to the Company should the UNL for the ‘Gen and Prod Liab PR’ reserving cohort be greater than $16,361,000.

For the purposes of the calculations in 1, 2 and 3 above, Paid Gross UNL and UNL shall not include fees and expenses incurred for claims handling services by third-party administrators.
If the Company disputes anything contained in the Premium Adjustment Statement within thirty (30) Business Days following receipt by the Company of the Premium Adjustment Statement, the Company and the Reinsurer shall instruct the Independent Actuarial Firm to review the dispute and provide its calculation of the disputed Premium Adjustment in accordance with Article 17(B).
Any Premium Refund amounts due to the Company from the Reinsurer shall be paid no later than the earlier of (x) thirty (30) days after the delivery of the Premium Adjustment Statement by the Reinsurer to the Company or (y) if the Company disputes any amount or calculation shown on the Premium Adjustment Statement, thirty (30) days after the issuance of the final decision of the Independent Actuarial Firm in accordance with Article 17(B).
In relation to this Paragraph E, 1 for the ‘Asbestos Fac’ reserving cohort:
“Paid Gross UNL” means the losses, LAE, ECO and XPL paid after the Valuation Date in respect of the applicable Subject Business.
“Gross Subject Reserves” means the losses, LAE, ECO and XPL reserves in respect of the applicable Subject Business.
“Third-party Reinsurance Reserves” means the reserves in respect of the applicable Third-party Reinsurance.

For the avoidance of doubt, Paid Gross UNL and Gross Subject Reserves shall be calculated before the application of any Third-party Reinsurance.
F.     For any payments due under Article 7(E), subject to any offset provisions in this Agreement, (1) the Company shall transfer any amounts due to the Reinsurer by depositing Reg 114 Eligible Collateral in the Reg 114 Trust Account and/or Non-Reg 114 Eligible Collateral in the Non-Reg 114 Trust Account, respectively; and (2) the Company shall transfer any amounts due to the Company by withdrawing Reg 114 Eligible Collateral from the Reg 114 Trust Account and/or Non-Reg 114 Eligible Collateral from the Non-Reg 114 Trust Account, respectively.
G.    Quarterly, during the term of this Agreement, the Company and the Reinsurer shall jointly instruct the Trustee of the Non-Reg 114 Trust Account in writing to transfer funds to the Administrative Account in accordance with the provisions of the Services Agreement, unless otherwise mutually agreed and acknowledged in writing between the Company and the Reinsurer. In addition, the Company and the Reinsurer shall jointly instruct the Trustee in writing to transfer additional amounts from the Non-Reg 114 Trust Account to the Administrative Account from time to time to provide interim funding due to shortfalls in the Administrative Account within three (3) Business Days upon receipt of any reasonable request from either Party. To the extent that the Trust Accounts are exhausted, then the Reinsurer shall fund the Administrative Account directly. Prior to the Transition Date, to the extent not already paid by the Reinsurer, the Company may withdraw amounts from the Trust Accounts mutually agreed and confirmed in writing to reimburse itself for amounts due to it as a result of any payments or funding with respect to the Net Subject Reserves.
H.    Within thirty (30) days after the end of each calendar quarter, beginning with the quarter (or portion thereof) ending after the Effective Date, the Reinsurer will determine the Net Subject Reserves, the SAIC Minimum Collateral Requirement, the SBIC Minimum Collateral Requirement, the total Minimum Collateral Requirement, the Reg 114 Minimum Collateral Requirement and the Non-Reg 114 Minimum Collateral Requirement for the subsequent quarter and provide written Notice thereof to the Company. It is understood and agreed that at all times the Net Subject Reserves will be determined by the Reinsurer in accordance with standard accounting and actuarial practices consistently applied for reserving and the preparation of quarterly and annual statutory financial statements, subject to right of inspection by the Company. Upon such review by the Company, the Company has the right to request an adjustment to such Net Subject Reserves.
I.    No more frequently than bi-annually, the Company may require that the Parties retain the Independent Actuarial Firm to evaluate the calculation of the Net Subject Reserves, the SAIC Minimum Collateral Requirement, the SBIC Minimum Collateral Requirement, the total Minimum Collateral Requirement, the Reg 114 Minimum Collateral Requirement and/or the Non-Reg 114 Minimum Collateral Requirement by the Reinsurer in accordance with paragraph H above. The cost of such Independent Actuarial Firm shall be shared equally between the Parties. Each Party shall use commercially reasonable efforts to furnish to the Independent Actuarial Firm such work papers, books, records and documents and other information pertaining to the disputed amounts as the Independent

Actuarial Firm may request. Any resulting determination of the Independent Actuarial Firm, which shall include the Independent Actuarial Firm’s determination of the disputed amounts, shall be considered final and binding on the Parties.
J.    Deposits and Withdrawals.
1.     If the Market Value of the Reg 114 Eligible Collateral held in the Reg 114 Trust Account is less than the Reg 114 Minimum Collateral Requirement, the Reinsurer shall deposit into the Reg 114 Trust Account additional Reg 114 Eligible Collateral with a Market Value equal to such deficiency within fifteen (15) Business Days of its calculation of the Reg 114 Minimum Collateral Requirement or the determination of such amount by the Independent Actuarial Firm in accordance with Paragraph I above. If the Market Value of the Reg 114 Eligible Collateral held in the Reg 114 Trust Account is in excess of the Reg 114 Minimum Collateral Requirement, so long as the Reinsurer is not in default of any of its obligations under this Agreement or any Transaction Agreement, the Reinsurer may request such excess funds be returned to the Reinsurer within fifteen (15) Business Days as set forth in the Reg 114 Trust Agreement, subject to the Reinsurer’s obligation to maintain at all times in the Reg 114 Trust Account the Reg 114 Minimum Collateral Requirement.
2.    If the Market Value of the Non-Reg 114 Eligible Collateral held in the Non-Reg 114 Trust Account is less than the Non-Reg 114 Minimum Collateral Requirement, the Reinsurer shall deposit into the Non-Reg 114 Trust Account additional Non-Reg 114 Eligible Collateral with a Market Value equal to such deficiency within fifteen (15) Business Days of its calculation of the Non-Reg 114 Minimum Collateral Requirement or the determination of such amount by the Independent Actuarial Firm in accordance with paragraph I above. If the Market Value of the Non-Reg 114 Eligible Collateral held in the Non-Reg 114 Trust Account is in excess of the Non-Reg 114 Minimum Collateral Requirement, so long as the Reinsurer is not in default of any of its obligations under this Agreement or any Transaction Agreement, the Reinsurer may request such excess funds be returned to the Reinsurer within fifteen (15) Business Days as set forth in the Non-Reg 114 Trust Agreement, subject to the Reinsurer’s obligation to maintain at all times in the Non-Reg 114 Trust Account the Non-Reg 114 Minimum Collateral Requirement.
3.    (A)    The Company shall notify the Reinsurer in writing of any dispute concerning the calculation of the Market Value of the assets (the “Dispute Notice”) held in the Trust Accounts. In the event of such a dispute:
(i)    The Parties’ respective chief financial offers shall first confer to resolve the dispute in good faith;
(ii)    If the action set forth in (i) above does not resolve the dispute within ten (10) Business Days of the Dispute Notice, then the Parties’ respective chief executive offers shall confer to resolve the dispute in good faith; and

(iii)    If the actions set forth in (i) and (ii) above do not resolve the dispute within twenty (20) Business Days of the Dispute Notice, then the Parties shall submit the dispute to (x) a Market Value Dispute Valuation Firm (as mutually agreed in writing between the Parties), or (y) another such third-party internationally recognized asset management firm with prior experience in valuing the types of assets held in the Trust Accounts as mutually agreed between the Parties.
(iv)    The Parties shall direct such firm selected in accordance with clause (iii) above to provide its calculation of the Market Value of the Trust Assets (or the relevant assets, as may be the case) no later than thirty (30) days from its receipt of the request from the Parties. The Parties agree that the resulting determination of such firm shall be final and binding on the Parties. The Parties shall share the costs and expenses of the Market Value Dispute Valuation Firm
(B)    In the case that (i) the Company has delivered a Dispute Notice and the Parties have not achieved resolution (as provided in paragraph (A) above) and (ii) a quarterly collateral adjustment is due pursuant to Article 7, paragraph H, then solely until final resolution of the Dispute Notice (pursuant to the process provided in paragraph (A) above), the quarterly collateral adjustment to Market Value for the disputed assets shall be made in accordance with the valuation of the collateral as determined by a Market Value Dispute Valuation Firm as selected by the Company in its sole discretion. The Company shall pay the costs and expenses of any Market Value Dispute Valuation Firm (or other such third-party valuation firm) incurred solely in connection with the provisions of this paragraph (B).
    (C)    The terms of this paragraph 3 apply separately to each such Dispute Notice delivered, and must be satisfied separately and independently in each separate instance unless otherwise mutually agreed by the Parties in writing.
    K.    In the event:
1.    The Reinsurer fails to deposit and maintain the required collateral in accordance with this Article within the timeframes specified; or
2.    The Reinsurer is in material breach of this Agreement or the Services Agreement (other than as a result of any act or omission by the Company, except for any act or omission that is directed or ratified by the Reinsurer); or
3.    The Reinsurer has become merged with, been acquired by or relinquished control of itself to any other non-affiliated company, corporation or individual. For the avoidance of doubt, the Parties do not intend that this applies to the existing shareholders of the Reinsurer’s parent company as of the Effective Date; or

4.    The Reinsurer has its authority to transact any classes of reinsurance or insurance withdrawn or suspended; or
5.    Any applicable statutory regulations restrict or prohibit the Reinsurer’s performance of any or all of its material obligations under this Agreement, the Company, in addition to any other remedies it has under the terms of this Agreement or otherwise, may provide Notice to the Reinsurer of such default and may, if the Reinsurer fails to cure such default within twenty (20) Business Days from receipt of the Notice of default, in the Company’s reasonable discretion:
1.    Withdraw all collateral deposited in the Funded Accounts (including any interest gained thereupon) whereupon all rights, title and interest in such collateral will be conveyed to the sole custody and control of the Company to cover liabilities related to the Subject Business, and whereby the Reinsurer’s continuing obligations with respect to the Subject Business ceases and the Company will resume all responsibility for managing the Subject Business. Any excess funds upon settlement of all Net Subject Reserves shall be returned to the Reinsurer; and/or
2.    Opt to either:
a.    Commute this Agreement pursuant to the Term of this Agreement Article; or
b.    Keep this Agreement in force, withholding the amounts in the Funded Accounts. Any excess funds upon settlement of all Net Subject Reserves shall be returned to the Reinsurer.
ARTICLE 8 - REPRESENTATIONS AND WARRANTIES
A.    As of the Effective Date, the Company hereby represents and warrants to the Reinsurer as follows:
1.    SiriusPoint America and SiriusPoint Bermuda are duly incorporated and validly existing under the laws of the State of New York and Bermuda, respectively, and have the requisite corporate power and authority to: (a) enter into and consummate the transactions contemplated by, and carry out their obligations under, this Agreement; and (b) execute and deliver the Transaction Agreements, perform their obligations under the Transaction Agreements and consummate the transactions contemplated under the Transaction Agreements.
2.    The transactions contemplated under the Transaction Agreements have been or will be duly authorized by all requisite corporate action on the part of the Company prior to the Effective Date according to governing bylaws and Applicable Law. Assuming due authorization, execution and delivery by the Reinsurer, the Transaction Agreements constitute the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms except to the extent such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership and similar law affecting the enforcement of creditors’ rights generally, and general equitable principles (regardless of whether enforceability is considered a proceeding at law or in equity). The execution, delivery and performance by the Company of the Transaction Agreements to which it is a party does not, and the consummation of the transactions contemplated hereunder will not: (a) conflict with, be prohibited by, or require any approval that has not already been obtained under, any of the provisions of the organizational documents of the Company; (b) conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, be prohibited by, require any consent or other action under, or give rise to a right of termination, amendment or acceleration under, of any material contract or instrument to which the Company is a party, except as set forth on Exhibit D; or (c) contravene any requirements of law applicable to the Company in any material respect.
3.    To the Company’s Knowledge, as of the Effective Date, consistent with past practice, the Company has paid all undisputed claims and undisputed loss with respect to the Subject Business since the Valuation Date in the ordinary course of business, without regard to the reinsurance effected hereunder or as to unduly apportion loss to the Reinsurer.
4.    To the Company’s Knowledge, all relevant information relating to the Subject Business and Third-party Reinsurance was provided to the Reinsurer and no relevant information provided in response to requests made by the Reinsurer has been withheld or misstated in any way. To the Company’s Knowledge, the Company is not in possession of relevant information which renders the information provided to the Reinsurer inaccurate or misleading.
5.    The Company has all material licenses, certificates of authority or other similar certificates, registrations, franchises, permits, approvals or other similar authorizations issued by Governmental Authorities (collectively, “Permits”) necessary to conduct the Subject Business as currently conducted. All Permits that are material to the conduct of the Subject Business are valid and in full force and effect. The Company is not subject to any pending action or, to the Company’s Knowledge, any threatened action that seeks the revocation, suspension, termination, modification or impairment of any Permit that is material to the conduct of the Subject Business.
6.    To the Company’s Knowledge, there are no other contracts between the Company or any of its Affiliates, on the one hand, and any other Person, on the other hand, that would reasonably be expected to increase, reduce, limit, mitigate or otherwise affect any actual or potential loss to the Parties under the Reinsured Liabilities.
7.     To the Company’s Knowledge, the records pertaining to the Subject Business which have been or will be furnished to the Reinsurer by the Company are and will be the true, correct and complete records in the possession of the Company, subject to the Company’s record retention policy, pertaining to the Subject

Business in all material respects and fairly present the condition of the Subject Business.
8.     To the Company’s Knowledge, and except as previously disclosed to the Reinsurer, with respect to Third-party Reinsurance and any material third-party contracts with respect to the Subject Business, (a) all Third-party Reinsurance is a legal, valid and binding obligation of the parties thereto, and is enforceable against each party thereto in accordance with its terms; (b) no party to any Third-party Reinsurance is in material default or material breach or has failed to perform any material obligation thereunder, and there does not exist any event, condition or omission that would constitute such a material breach or material default (whether by lapse of time or notice or both); (c) the Company has not received from or given notice to any party to any Third-party Reinsurance of any dispute or default with respect thereto or notice of termination, recapture, rescission or acceleration; (d) no reinsurer under any Third-party Reinsurance agreement has sought to deny or limit coverage under any Third-party Reinsurance; (e) there are no pending threatened actions, suits, arbitrations, mediations or other proceedings with respect to any Third-party Reinsurance agreement; (f) no party to any Third-party Reinsurance has given written notice that remains in effect (1) of cancellation, termination (provisional or otherwise) or recapture in respect of any Third-party Reinsurance; (2) that any amount of reinsurance ceded or assumed by it will be uncollectible or otherwise defaulted upon or (3) that there is a dispute that is unresolved with respect to any material amounts recoverable or payable pursuant thereto; (g) no party to any Third-party Reinsurance (1) is a party, or subject, to an insolvency proceeding or (2) if financially impaired to the extent that a default thereunder is reasonably anticipated; and (h) there are no uncollectible Third-party Reinsurance recoverables, and there does not exist any event, condition or omission that would result in any reinsurance recoverable becoming uncollectible.
9.    To the Knowledge of the Company, as of the Effective Date, the Company has timely processed all claims, recorded notifications and precautionaries relating to the Subject Business in accord with customary and ordinary practices of the Company.
10.    Certain of the Reinsured Liabilities arise under or out of contracts or other agreements relating to the Subject Business, including but not limited to administration agreements relating to the Subject Business, which contain notice, consent, or other requirements inuring to the benefit of third parties (collectively, “Third Party Rights”) which could potentially impact the ability of SiriusPoint to (i) cede portions of the Subject Business to Pallas Re, and/or (ii) assign rights under such contracts or related agreements to Pallas Re, and/or (iii) fulfill all of its obligations under the Transaction Agreements. Pallas Re acknowledges that, prior to the date of this Agreement, SiriusPoint has made available to Pallas Re examples of such Third Party Rights. To the Knowledge of SiriusPoint, no

Material Reinsured Contract contains any such Third Party Rights; provided, that if any Material Reinsured Contract does contain Third Party Rights, SiriusPoint will, or will cause its Affiliates to, undertake commercially reasonable efforts to satisfy its or their relevant obligations with respect to such Third Party Rights under any affected Material Reinsured Contract promptly.
B.    As of the Effective Date, the Reinsurer represents and warrants to the Company as follows:
1.    The Reinsurer is duly incorporated, validly existing and in good standing under the laws of Bermuda and has the requisite corporate power and authority to (a) own its properties and assets and to carry on its business as currently conducted, (b) enter into and consummate the transactions contemplated by, and carry out its obligations under, this Agreement; and (c) execute and deliver the Transaction Agreements, perform its obligations under the Transaction Agreements and consummate the transactions contemplated under the Transaction Agreements. The Reinsurer is duly qualified as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of its owned, operated or leased assets or properties or the nature of its activities makes such qualification and good standing necessary.
2.    The execution and delivery by the Reinsurer of the Transaction Agreements, the performance by the Reinsurer of its obligations under the Transaction Agreements and the consummation by the Reinsurer, as applicable, of the transactions contemplated under the Transaction Agreements, have been or will be duly authorized by all requisite corporate action on the part of the Reinsurer prior to the Effective Date. Assuming due authorization, execution and delivery by the Company, the Transaction Agreements constitute the legal, valid and binding obligation of the Reinsurer, enforceable against it in accordance with its terms except to the extent such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership and similar law affecting the enforcement of creditors’ rights generally, and general equitable principles (regardless of whether enforceability is considered a proceeding at law or in equity). The execution, delivery and performance by the Reinsurer of the Transaction Agreements to which it is a party does not, and the consummation of the transactions contemplated hereunder will not: (a) conflict with, be prohibited by, or require any approval that has not already been obtained under any of the provisions of the organizational documents of the Reinsurer; (b) conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, be prohibited by, require any consent or other action under, or give rise to a right of termination, amendment or acceleration under, of any material contract or instrument to which the Reinsurer is a party, or (c) contravene any requirements of law applicable to the Reinsurer in any material respect.
3.    No consent, approval or authorization of, or declaration or filing with, or Notice to, any Governmental Authority is required to be made by or with respect to the Reinsurer in connection with the execution, delivery and performance of the

Transaction Agreements by the Reinsurer or the consummation by the Reinsurer of any of the transactions contemplated hereunder, other than such consent, approval, or authorization from any Governmental Authority that has already been obtained by the Reinsurer or any declaration, filing with or Notice to any Governmental Authority that has already been made by the Reinsurer.
4.    The Reinsurer will have good and marketable title, free and clear of all liens and other encumbrances to all Reg 114 Eligible Collateral and Non-Reg 114 Eligible Collateral immediately prior to the deposit thereof into the Trust Account.
5.    Prior to the Effective Date hereof, the Reinsurer has made such due inquiry into the Subject Business and the Net Subject Reserves, as the Reinsurer deems appropriate in its independent judgment and, based on representations made by and materials presented by the Company, believes it has received adequate information in order to enter into the transactions contemplated under the terms of this Agreement and the other Transaction Agreements.
6.    The Reinsurer has previously delivered to the Company copies of the solvency reports relating to the calculation of the Commercial Insurer Solvency Self-Assessment (“CISSA”) and Bermuda Solvency Capital Requirement (“BSCR”) of Pallas Re (the CISSA and BSCR of Pallas Re, the “Solvency Reports”). The Solvency Reports delivered to the Company were prepared pursuant to the Applicable Laws of Bermuda and fairly represents the view of the financial position of the Reinsurer as at the dates, and the results of operations and changes in financial position of the Reinsurer for the periods, in respect of which they have been prepared. Since the dates of the last Solvency Reports, there has been no change to the information set out therein (nor any development or event involving a prospective change of which the Reinsurer is, or might reasonably be expected to be, aware) which is materially adverse to the condition (financial or other), prospects, results of operations or general affairs of the Reinsurer.
7.    There shall have been no change in the information set out in the certificate of compliance from the Bermuda Monetary Authority to be provided by the Reinsurer to the Company in relation to the Reinsurer, since the date on which such certificate was issued, and the Reinsurer is not aware of anything that is or might become prejudicial to maintaining full compliance with the requirements of the Bermuda Monetary Authority described therein.
8.    The Reinsurer is not insolvent or unable to pay its debts or could not be deemed by a court of competent jurisdiction to be insolvent, and the Reinsurer will not become so as a consequence of entering into the Transaction Agreements and/or performing the transactions contemplated thereby; has not taken any action, nor, to the Reinsurer’s knowledge and belief, have any steps been taken or legal proceedings been commenced or threatened against it, for its winding-up, dissolution or re-organization, for the enforcement of any security over its assets or for the appointment of a receiver, receiver and manager, liquidator, bankruptcy trustee or similar officer in respect of it, in respect of any of its assets or any equivalent process applicable to it; and has not proposed or entered into any arrangement or composition with its creditors or any class thereof.
9.    The Reinsurer is and has been in compliance in all material respects with all Applicable Laws, its memorandum of association and Bye-laws or other organizational documents and all material permits and licenses issued to the Reinsurer by any Governmental Authority, except for any non-compliance which would not, individually or in the aggregate, reasonably be expected to impair the ability of the Reinsurer to consummate the transactions contemplated by the Transaction Agreements or perform its obligations thereunder.
ARTICLE 9 – NOTIFICATION
The Company shall promptly notify the Reinsurer (or any other person, as directed by Reinsurer, including its Affiliates or any third-party administrator engaged by the Reinsurer) of any claims and forward all written communication received by it with respect thereto.
ARTICLE 10 – INDEMNIFICATION
A.Survival of Representations, Warranties and Covenants.

1.The representations and warranties of the Parties contained in this Agreement shall survive the Closing solely for purposes of this Article 10 and shall terminate and expire on the second (2nd) anniversary of the Transition Date; provided that the representations and warranties made by the Company in paragraphs A(1) and A(2) of Article 8 other than (b) of paragraph A(2) of Article 8 and by the Reinsurer in paragraphs B(1) and B(2) of Article 8 other than (b) of paragraph B(2) of Article 8 shall survive until the expiration of the applicable statute of limitations. Any claim for indemnification in respect of any representation or warranty that is not asserted by notice given as required herein prior to the expiration of the applicable survival period specified in this Article 10 shall not be valid and any right to indemnification is hereby irrevocably waived after the expiration of such period of survival. Any claim properly made for an Indemnifiable Loss in respect of such a breach asserted within such period of survival as herein provided will be timely made for purposes hereof.
2.To the extent that it is to be performed after the Closing, each covenant in this Agreement will, for purposes of this Article 10, survive and remain in effect in accordance with its terms plus a period of six (6) months thereafter, after which no claim for indemnification with respect thereto may be brought hereunder. All covenants in this Agreement that by their terms are required to be fully performed prior to the Closing will not survive the Closing, after which time no claim for indemnification with respect thereto may be brought hereunder.
B.The Reinsurer shall indemnify, defend and hold harmless, the Company and its Affiliates and their respective directors, officers, employees, agents, successors and permitted assigns (“Sirius Indemnified Persons”) from and against any and all disputes, demands, claims, actions, damages or other liability actually incurred by a Sirius Indemnified Person to the extent arising from or relating to:
(1)     any breach of any representation or warranty of the Reinsurer made in Article 8 of this Agreement;
(2)     any breach or nonfulfillment of any agreement or covenant of the Reinsurer under this Agreement;

(3)    Third Party Reinsurance and Subrogation and Salvage Recoverables that were accrued or booked prior to the Valuation Date and therefore not reflected in the Net Subject Reserves as at the Valuation Date; or

(4)     any successful enforcement of this indemnity;
provided, in any case, the foregoing shall not apply to the extent such damages arose out of or relate to (a) actions, errors or omissions of any Sirius Indemnified Person or (b) the gross negligence, fraud, or intentional misconduct of any Sirius Indemnified Person.
Consequential, special, punitive, exemplary, treble or similar damages are wholly outside the scope of this indemnification provision except when such damages are awarded to a third-party (that is not a Sirius Indemnified Person) against a Sirius Indemnified Person.
C.The Company shall indemnify, defend and hold harmless the Reinsurer and its Affiliates and their respective directors, officers, employees, agents, successors and permitted assigns (“Reinsurer Indemnified Persons”) from and against any and all disputes, demands, claims, actions, damages or other liability actually incurred by a Reinsurer Indemnified Person to the extent arising from or relating to:

(1)     any Retained ECO/XPL;
(2)     any breach of any representation or warranty of the Company made in Article 8 of this Agreement;
(3)    any breach or nonfulfillment of any agreement or covenant of the Company under this Agreement;
(4)    Any payable or receivable that is not within the Net Subject Reserves on the Valuation Date is for the Company’s account (provided, however, that any payable or receivable that is within the Net Subject Reserves on the Valuation Date is for the Reinsurer’s account); or
(4)     any successful enforcement of this indemnity;

provided, in any case, the foregoing shall not apply to the extent such damages arose out of or relate to (a) actions, errors or omissions of any Reinsurer Indemnified Person or (b) the gross negligence, fraud or intentional misconduct of any Reinsurer Indemnified Person.

Consequential, special, punitive, exemplary, treble or similar damages are wholly outside the scope of this indemnification provision except when such damages are awarded to a third-party (that is not a Reinsurer Indemnified Person) against a Reinsurer Indemnified Person.

D.Certain Limitations.
1.An Indemnifying Person shall not be obligated to indemnify and hold harmless any Indemnified Person under paragraph B or C of this Article with respect to any claim, unless and until the aggregate amount of all indemnifiable losses sought from such Indemnifying Person under paragraph B or C of this Article, as applicable (the “Indemnifiable Losses”) by all Indemnified Persons exceeds USD 1 million (the “Deductible”), at which point the Indemnifying Person shall be liable to all the Indemnified Persons for the value of all Indemnifiable Losses, that is in excess of the Deductible, subject to the limitations set forth in this Article 10; provided that the maximum aggregate liability of an Indemnifying Person to all the Indemnified Persons for any or all Indemnifiable Losses under this Agreement shall not exceed USD 7 million.

2.An Indemnified Person shall not be entitled to indemnification pursuant to this Article 10 for Indemnifiable Losses to the extent (i) such Indemnified Person could have, with commercially reasonable efforts, mitigated or prevented such Indemnifiable Losses upon and after becoming aware of any facts or circumstances that would reasonably be expected to result in any Indemnifiable Losses that are indemnifiable hereunder, or (ii) such Indemnifiable Losses result from or are magnified by the action or inaction of such Indemnified Person after the Closing. In the event an Indemnified Person fails to use commercially reasonable efforts to mitigate or prevent Indemnifiable Losses as provided herein, then notwithstanding anything to the contrary contained herein, the Indemnifying Person shall not be required to indemnify the Indemnified Person for that portion of Indemnifiable Losses that could reasonably have been expected to have been avoided if the Indemnified Person had taken such commercially reasonable efforts.

3.No Reinsurer Indemnified Person shall be entitled to indemnification with respect to any particular Indemnifiable Loss to the extent the related damages, losses, liabilities, obligations, costs, or expenses were reflected or provided for or reserved against in the calculation of the Initial Reinsurance Premium and the Net Subject Reserves at the Closing.

4.Any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement. For the avoidance of doubt, no party shall be entitled to claim indemnification with respect to the same underlying subject matter more than once. No breach of any representation or warranty shall be a basis for indemnification pursuant to this Article 10 by a Party if the breach or the facts giving rise to such breach was disclosed or otherwise known to such Party prior to (i) the date hereof or (ii) if such representation or warranty is made as of any particular future date, such date.

5.The Parties acknowledge and agree that their sole and exclusive remedy following the Closing at law or equity with respect to any alleged breach of any representation or warranty of the other Party made in this Agreement or any other Transaction Agreements, in each case regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or in tort, whether at law or in equity, or otherwise, shall be pursuant to the provisions set forth in this Article 10.

6.Upon making any payment for an Indemnified Loss, the Indemnifying Person will, to the extent of such payment, be subrogated to all rights of Indemnified Person against any third Person in respect of the Indemnifiable Loss to which the payment related.

7.For the avoidance of doubt, nothing contained in this Article is intended to alter the obligations of the Reinsurer to reinsure the Subject Business in accordance with the terms and conditions of this Agreement.

E.Promptly after an Indemnified Person entitled to seek indemnification under this Article 10 receives service of notice of any claim or service of process by any third person in any matter in respect of which indemnity may be sought from the applicable Indemnifying Person, the Indemnified Person shall promptly notify the Indemnifying Person of the receipt thereof. The Indemnifying Person shall have the right to participate in or assume, each at its own expense, the defense of any such claim or process or settlement thereof. After notice from the Indemnifying Person of its election to assume the defense thereof, the Indemnifying Person shall not be liable to the Indemnified Party for any legal or other expense in connection with such defense. Such defense shall be conducted expeditiously (but with due regard for obtaining the most favorable outcome reasonably likely under the circumstances taking into account costs and expenditures) and the Indemnified Person shall be advised promptly of all developments. Notwithstanding the foregoing, with respect to any matter that is the subject of any such claim and as to which the Indemnified Person fails to give the Indemnifying Person such notice as aforesaid, and such failure adversely affects the ability of the Indemnifying Person to defend such claim or materially increases the amount of damages that the Indemnifying Person is obligated to pay under this Agreement, the amount of damages that the Indemnified Person shall be entitled to receive shall be reduced to an amount that the Indemnified Person would have been entitled to receive had such notice been timely given. No settlement of any such claim as to which the Indemnifying Person has not elected to assume the defense thereof shall be made without the prior written consent of the Indemnifying Person, which consent shall not be unreasonably withheld or delayed. In addition, the Indemnifying Person shall not settle any claim without the prior written consent of the Indemnified Person if such settlement would result in (a) injunctive or other nonmonetary relief against the Indemnified Person or any of its Affiliates, including the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Person or any of its Affiliates, (b) a finding or admission of a violation of Applicable Law or violation of the rights of any Person by the Indemnified Person or any of its Affiliates or (c) any monetary liability of the Indemnified Person that will not promptly be paid or reimbursed by the Indemnifying Person.
ARTICLE 11 - CONFIDENTIALITY
A.    The Reinsurer and Company hereby acknowledges that the terms and conditions of this Agreement, any materials provided in the course of audit or inspection and any documents, information and data provided by one Party to it by the other, whether directly or through an authorized agent, in connection with the placement and execution of this Agreement or after the Effective Date, and any submission or other materials related to any renewal hereof (hereinafter referred to as “Confidential Information”) are proprietary and confidential to the Company. Confidential Information shall not include documents, information or data that either Party can show:
1.    Is, or comes to be, public domain other than by any act of the Recipient in violation of the terms of this Agreement; or
2.    Have been rightfully received from third parties lawfully possessing such information not by virtue of any confidential relationship with Disclosing party; or
3.     Is received from a third party not bound and not in breach of confidentiality obligations; or
3.    Were known by the other Party prior to the placement of this Agreement without an obligation of confidentiality.
B.    Absent the written consent of the other Party, neither the Company, nor the Reinsurer shall not disclose any Confidential Information to any third parties, except:
1.    When required by retrocessionaires as respects the business ceded to this Agreement;
2.    When required by regulators performing an audit of the Company’s or Reinsurer’s records and/or financial condition;
3.    When required by external auditors performing an audit of the Company’s or Reinsurer’s records in the normal course of business; or
4.    When required by attorneys, courts or arbitrators in connection with an actual or potential dispute hereunder.
Notwithstanding the foregoing, prior to disclosure of Confidential Information to any third party under this paragraph B, the Reinsurer and Company shall advise such third party that it shall be bound by the obligations and provisions of this Article.
C.    Further, the Company and Reinsurer agree not to use any Confidential Information for any purpose not related to the performance of its obligations or enforcement of its rights under this Agreement.

D.    Notwithstanding the above, in the event the Reinsurer or Company is required by court order, other legal process or any Governmental Authority to release or disclose any or all of the Confidential Information, the Parties agree to provide each other with written Notice of same at least ten (10) days prior to such release or disclosure, unless otherwise prohibited by law, and to use its best efforts to assist each other in maintaining the confidentiality provided for in this Article. The Company and Reinsurer will take all reasonable measures to obtain confidentiality agreements with third parties and protective orders, while not prejudicing one another’s substantive interests.
E.    The provisions of this Article shall extend to the officers, directors and employees of the Reinsurer, Company and their Affiliates, and shall be binding upon their successors and assigns.
ARTICLE 12 - ACCESS TO RECORDS
A.    The Reinsurer or its duly appointed representative shall have access to the books and records of the Company on matters relating to the Subject Business upon reasonable advance written Notice to the Company and at reasonable times during the regular business hours of the Company, at the location where such books and records are maintained in the ordinary course of business, for the purpose of obtaining information concerning this Agreement or the subject matter thereof. It is understood that reasonable advance written Notice shall not be less than five (5) Business Days. The Reinsurer may make copies of records of the Company related to this Agreement, but at the Reinsurer’s sole expense.
B.    Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be obligated to provide such access to any books and records or other information if the Company determines, in its reasonable judgment, that doing so would violate Applicable Law or a contract, agreement or obligation of confidentiality owing to a third party (other than any claims administrator for the Subject Business), jeopardize the protection of an attorney-client privilege, or expose the Company to liability for disclosure of sensitive or personal information.
ARTICLE 13 - NOTICES
A.    A notice or other communication under or in connection with this Agreement (a “Notice”) shall be:
1.    In writing;
2.    In the English language; and
3.    Either:
a.    Delivered personally or sent by first class post pre-paid recorded delivery (and air mail if overseas) or by courier using an internationally recognized courier company;

b.    By fax and email to the Party due to receive the Notice to the address set out in paragraph C below; or,
c.    To an alternative address, Person or email specified by that Party under the same manner set forth in subparts A(3)(a) and A(3)(b) of this Article.
B.    Unless there is evidence that it was received earlier, a Notice is deemed given if:
1.    Delivered personally or by courier, when left at the address referred to in paragraph C below or, where left other than on a Business Day or outside normal business hours, on the next Business Day;
2.    Sent by mail, except air mail, three (3) Business Days after posting it;
3.    Sent by air mail, six (6) Business Days after posting it; and
4.    Sent by email, transmitted other than on a Business Day or outside normal business hours, on the next Business Day.
C.    The addresses referred to in this Article are:
If to the Company:
140 Broadway #32nd,
New York, NY 10005
Attention: Robert Kuehn, Esq.
Email: Robert.Kuehn@siriuspt.com
with a copy (which shall not constitute Notice) to:
Clyde & Co US LLP
405 Lexington Avenue, 16th Floor
New York, NY 10174
Attention: Vikram Sidhu
Email: vikram.sidhu@clydeco.us
If to the Reinsurer:
Pallas Reinsurance Company LTD.
C/O Compass Administration Services Ltd
Crawford House, 50 Cedar Avenue,
Hamilton HM11, Bermuda
Attention: Anson Aguiar
Email: anson.aguiar@compre-group.com

with a copy (which shall not constitute Notice) to:

Daniel W. Gerber, Esq.
Gerber Ciano Kelly Brady LLP,

228 Park Avenue South, Suite 97572
New York, NY 10003-1502
Email: dgerber@gerberciano.com
ARTICLE 14 - MISCELLANEOUS
A.    Amendments
1.    This Agreement may be amended only by mutual consent of the Parties expressed in a written addendum executed by the Parties with the same formalities as this Agreement, and such addendum shall be deemed to be an integral part of this Agreement and binding on the Parties accordingly. The amendment shall include any variation, supplement, deletion or replacement howsoever effected.
2.    Unless expressly agreed, no variation shall constitute a general waiver of any provisions of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation, and the rights and obligations under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied.
B.    Costs
Each of the Parties shall pay its own costs incurred in connection with the negotiation and entering into of this Agreement, unless otherwise agreed or unless otherwise specified in this Agreement.
C.    Counterparts
This Agreement may be executed in any number of counterparts and by each Party on separate counterparts, each of which when executed and delivered is an original and all of which together evidence the same Agreement. Delivery of a counterpart of this Agreement by email attachment or telecopy shall be an effective mode of delivery.
D.    Currency
The sign “$” in this Agreement refers to United States of America dollars, and all payments will be made in that currency.
E.    Entire Agreement
This Agreement and the Transaction Agreements represent the entire agreement between the Company and the Reinsurer with respect to business covered hereunder. There are no understandings between the Parties other than as expressed in this Agreement and the Transaction Agreements. All prior agreements, understandings and representations made by the Company and the Reinsurer, whether oral or written, are superseded by this Agreement and the Transaction Agreements. Any change or modification to this Agreement will be documented by an amendment of this Agreement, signed by the parties to this Agreement.

F.    Errors and Omissions
Any inadvertent delay, omission, or error does not relieve either Party hereto from any liability, which attaches to it hereunder if such delay, omission or error had not been made, provided such omission or error is rectified immediately upon discovery.
H.    Further Assurances
Each of the Parties shall at any time (and from time to time on being reasonably required by the other Party), execute or procure all acts, deeds, documents and things reasonably necessary and within its power to give effect to the terms of this Agreement and to allow for the effective management by the Reinsurer of claims under the Subject Business. Without limiting the generality of the foregoing, the Company shall at the request and at the expense of the Reinsurer take all such steps as are reasonably required in connection with an application to any body with appropriate jurisdiction to permit the Reinsurer to exercise full claims control over the Subject Business (including on behalf of any relevant co-insurer). Each Party will provide all access to non-privileged records and personnel necessary to defend and claims related to ECO/XPL and in relation to any inquiry by a regulatory body.
I.    Severability
1.    If any provision of this Agreement shall be rendered illegal or unenforceable by the laws, regulations or public policy of any jurisdiction, such provision shall be considered void in such jurisdiction, but this shall not affect the validity or enforceability of any other provision of this Agreement or the validity or enforceability of such provision in any other jurisdiction.
2.    The Parties shall negotiate in good faith to attempt to agree to such provision so that it will comply with the laws, regulations and public policy of the jurisdiction in which it was rendered illegal and unenforceable in order to effectuate the Parties’ original intent.
J.    No Waiver
The failure to exercise or delay in exercising a right or remedy provided by this Agreement or by Applicable Law does not impair or constitute a waiver of the right or remedy or an impairment of or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by Applicable Law presents further exercise of the right or remedy, or the exercise, of another right or remedy.
K.    Offset
The Company or the Reinsurer have and may exercise, at any time and from time to time, the right to offset any balance or balances, whether on account of premiums or on account of losses or otherwise, due from one Party to the other Party hereto, under the terms and within the subject matter of the Transaction Agreements. In the event of an insolvency of a Party hereto, offset shall only be allowed in accordance with the provisions of any Applicable Law governing offset entitlements. In the event of insolvency of the Company, to the extent any jurisdiction allows the statutory right of offset to the Reinsurer, then this right is reserved by the Reinsurer.
L.    Parties to this Agreement
The Parties shall not assign, novate, transfer, declare a trust or in any other way alienate any other rights under this Agreement, whether in whole or in part, without the prior written consent of the other Party. This Agreement shall be binding upon all successors, assignees, transferees and legal representatives of the Parties to this Agreement; provided, however, that neither this Agreement nor any rights or obligations under this Agreement may be novated, assigned, charged or otherwise transferred or disposed of by either Party without the prior written consent of the other Party.
M.    Rights and Remedies
No failure or delay by any Party in exercising any right or remedy provided by law or under this Agreement or any Transaction Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.
N.    Third Party Rights
Nothing will in any manner create any obligations or establish any rights against the Reinsurer in favor of any third parties or any Persons not parties to this Agreement except as previously provided otherwise herein.
O.    Taxes
Any Federal Excise Tax applicable as relates to this transaction and agreement (as imposed under Section 4371 of the Internal Revenue Code) to the extent subject to the Federal Excise Tax will be borne by the Company.
P.    Collection and Assignment of Rights
1.    To the extent there is any change in law or regulation which requires the Reinsurer to pay loss for the Subject Business, and to the extent that any reimbursement fund (“Backstop”) is created to reimburse for loss paid, then the Company assigns all rights and recoveries to the Reinsurer for recoupment and reimbursement from the Backstop to the Reinsurer solely related to loss paid under the Subject Business.
2.    The Company shall, if requested by the Reinsurer, reasonably aid the Reinsurer, at the Reinsurer’s expense, in collection of all amounts due in respect of the Reinsured Liabilities. The collectability of such amounts shall be the ultimate responsibility of the Reinsurer and shall be at the risk and for the account of the Reinsurer in the event such amounts are not collected until such time as the Reinsurer shall have paid to the Company under this Agreement an amount equal to the Aggregate Limit.

3.    Subject to the terms and conditions of its agreements with any third party service providers and the rights of any such service providers contained therein (or in related agreements), the Company shall assign and transfer any such agreements relating to the Subject Business and its rights thereunder to the Reinsurer.
Q.    Non-Recourse
This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.
R.    Headings and Schedules
Headings used herein are not a part of this Agreement and shall not affect the terms hereof. The attached Schedules are a part of this Agreement.
ARTICLE 15 – DISCLAIMERS

A.The Reinsurer acknowledges and agrees that neither the Company nor any of its Affiliates, nor any representative of any of them, makes or has made, and the Reinsurer has not relied on, any inducement, promise, representation or warranty, oral or written, express or implied. Without limiting the generality of the foregoing, no Person has made any representation or warranty to the Reinsurer with respect to the Subject Business or any other matter, including with respect to (i) the probable success or profitability of the Subject Business after the Effective Date, or (ii) any information, documents, or material made available to the Reinsurer, its Affiliates, or their respective Representatives in any “data rooms,” information memoranda, management presentations, electronic mails, or in any other form or forum in connection with the transactions contemplated by this Agreement, including any estimation, valuation, appraisal, projection, or forecast. With respect to any such estimation, valuation, appraisal, projection, or forecast (including any confidential information memoranda prepared by or on behalf of the Company in connection with the transactions contemplated by this Agreement), the Reinsurer acknowledges that: (i) there are uncertainties inherent in attempting to make such estimations, valuations, appraisals, projections, and forecasts; (ii) it is familiar with such uncertainties; (iii) it is not acting and has not acted in reliance on any such estimation valuation, appraisal, projection, or forecast delivered by or on behalf of the Company to the Reinsurer, its Affiliates or their respective representatives; (iv) such estimations, valuations, appraisals, projections, and forecasts are not and shall not be deemed to be representations or warranties of the Company or any of its Affiliates; and (v) it shall have no claim against any Person with respect to any such valuation, appraisal, projection, or forecast.

B.Except as otherwise set forth herein, the Company makes no express or implied representation or warranty hereby or otherwise under this Agreement as to the future experience, success or profitability of the Subject Business, whether or not conducted in a manner similar to the manner in which such business was conducted prior to the Effective Date, that the reserves held by or on behalf of the Subject Business or the assets supporting such reserves have been or will be adequate or sufficient for the purposes for which they were established, that the reinsurance recoverables taken into account in determining the amount of such reserves will be collectible, or whether such reserves were calculated, established, or determined in accordance with any actuarial, statutory, or other standard, or concerning any financial statement “line item” or asset, liability, or equity amount that would be affected by any of the foregoing.

C.The Reinsurer further acknowledges and agrees that it (i) has made its own inquiry and investigation into and, based thereon, has formed an independent judgment concerning the Subject Business, (ii) has been provided access to such information as it has deemed necessary to enable it to form such independent judgment, (iii) has had such time as it deems necessary and appropriate to fully and completely review and analyze such information, documents, and other materials, and (iv) has been provided an opportunity to ask questions of the Company with respect to such information, documents, and other materials and has received answers to such questions.
ARTICLE 16 - ARBITRATION
A.    Any dispute arising out of the interpretation, performance or breach of this Agreement, including the formation and validity thereof, shall be submitted for decision to a panel of three arbitrators. Notice requesting arbitration shall be in writing and sent certified or registered mail, return receipt requested.
B.    Upon service of notice of arbitration, each Party will follow the procedures set out in the Expedited Dispute Resolution Article of this Agreement.
C.    Upon expiration of the Expedited Dispute Resolution Expiration Period set forth in the Expedited Dispute Resolution Article of this Agreement, one arbitrator shall be chosen by each Party and the two arbitrators shall then choose an impartial third arbitrator who shall preside at the hearing. If either Party fails to appoint its arbitrator within thirty (30) days after service of notice to do so by the other Party (as set forth in the Notice Article), the latter, after ten (10) days’ prior Notice as set forth in the Notices Article, may appoint the second arbitrator.
D.    If the two arbitrators do not agree on a third arbitrator within thirty (30) days of their appointment, the third arbitrator shall be chosen in accordance with the procedures for selecting the third arbitrator in force on the date the arbitration is demanded, established by the AIDA Reinsurance and Insurance Arbitration Society - U.S. (ARIAS). The arbitrators shall be Persons knowledgeable about insurance and reinsurance who have no Personal or financial interest in the result of the arbitration. If a member of the panel dies, becomes disabled or is otherwise unwilling or unable to serve, a substitute shall be selected in the same manner as the departing member was chosen and the arbitration shall continue.
E.    Within thirty (30) days after all arbitrators have been appointed, the panel shall meet and determine timely periods for briefs, discovery procedures, and schedules of hearings.
F.    The panel shall be relieved of all judicial formality and shall not be bound by the strict rules of procedure and evidence. The arbitrators shall interpret this agreement as an honorable engagement. Notwithstanding anything to the contrary in this Agreement, the arbitrators may at their discretion consider underwriting and placement information provided by the Company to the Reinsurer, as well as any correspondence exchanged by the Parties that is related to this Agreement, and any other information it deems relevant. The arbitration shall take place in New York, or at such other place as the Parties shall agree. The decision of any two arbitrators shall be in writing and shall be final and binding. The panel is empowered to grant relief as it may deem appropriate; however, in no event will the panel be authorized to award punitive damages.
G.    The panel shall interpret this Agreement as an honorable engagement rather than as merely a legal obligation and shall make its decision considering the custom and practice of the applicable insurance and reinsurance business as promptly as possible after the hearings. Judgment upon an award may be entered in any court having jurisdiction thereof.
H.    Each Party shall bear the expense of its own arbitrator and shall jointly bear with the other Party the cost of the third arbitrator. The remaining costs of the arbitration shall be allocated by the panel. The panel may, at its discretion, award such further costs and expenses as it considers appropriate, including but not limited to attorney’s fees, to the extent permitted by law.
ARTICLE 17 – EXPEDITED DISPUTE RESOLUTION AND INDEPENDENT ACTUARIAL FIRM DISPUTE RESOLUTION
A.    Prior to the commencement of arbitration in accordance with the Arbitration Article, the Parties will utilize an expedited dispute resolution process involving one senior executive from the Company and one senior executive from the Reinsurer (each, a “Senior Executive”). The Party serving notice of arbitration shall identify its Senior Executive in its notice and direct contact information for the executive, including phone and email. Upon receipt of notice, the other Party shall immediately designate its Senior Executive, who shall contact the other Senior Executive as soon as reasonably possible. The Senior Executives must in good faith arrange a time period to confer. If such Senior Executives are unable to resolve the dispute within ten (10) Business Days of the service of notice of arbitration (“Expedited Dispute Resolution Expiration Period”), either Party may seek to resolve the dispute in accordance with the Arbitration Article. The Parties may mutually agree in writing to extend the Expedited Dispute Resolution Expiration Period.
B.    The Parties shall utilize the following dispute resolution where specifically provided for in this Agreement. The Parties shall retain the Independent Actuarial Firm to review the dispute within fifteen (15) Business Days of any notice of intent to dispute from either Party. The Parties shall direct such Independent Actuarial Firm to review the calculation of the disputed amount, and based on such review, to provide its calculation of the disputed amount no later than thirty (30) Business Days from its receipt of the request from the Parties and all information necessary to complete such review as determined by the Independent Actuarial Firm. Each Party shall provide its proposed calculation of the disputed amount to the Independent Actuarial Firm. Each Party shall use commercially reasonable efforts to furnish to the Independent Actuarial Firm such work papers, books, records and documents and other information pertaining to the disputed amount as the Independent Actuarial Firm may request. Any resulting determination of the Independent Actuarial Firm, which shall include the Independent Actuarial Firm’s determination of the disputed amount, shall be considered final and binding on the Parties. The Party whose proposed calculation of the disputed amount is closer to the Independent Actuarial Firm’s determination of the disputed amount shall have no responsibility for the costs and expenses of the Independent Actuarial Firm. All costs and expenses of the Independent Actuarial Firm shall be borne by the Party whose proposed calculation of the disputed amount has greater difference from the Independent Actuarial Firm’s determination of the disputed amount.
ARTICLE 18 – GOVERNING LAW
This Agreement, and any dispute, controversy, or claim arising out of or relating to this Agreement, will be governed by and construed according to the laws of the State of New York without regard to its rules with respect to the conflicts of law. Notwithstanding the foregoing, as to rules regarding credit for reinsurance, the rules of all applicable states or other jurisdictions will pertain thereto.
ARTICLE 19 – INSOLVENCY
A.    If more than one reinsured company is referenced within the definition of “Company” in the Preamble to this Agreement, this Article shall apply severally to each such company. Further, this Article and the laws of the domiciliary state shall apply in the event of the insolvency of any company covered hereunder. In the event of a conflict between any provision of this Article and the laws of the domiciliary state of any company covered hereunder, that domiciliary state’s laws shall prevail.
B.    In the event of the insolvency of the Company, this reinsurance (or the portion of any risk or obligation assumed by the Reinsurer, if required by Applicable Law) shall be payable directly to the Company, or to its liquidator, receiver, conservator or statutory successor, either: (1) on the basis of the liability of the Company, or (2) on the basis of claims filed and allowed in the liquidation proceeding, whichever may be required by applicable statute, without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Company indicating the Policy reinsured, which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses that it may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the court, against the Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit that may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.
C.     As to all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement, the reinsurance shall be payable as set forth above by the Reinsurer to the Company or to its liquidator, receiver, conservator or statutory successor, (except as provided by Section 4118(a)(1)(A) of the New York Insurance Law, provided the conditions of 1114(c) of such law have been met, if New York law applies) or except (1) where the Agreement specifically provides another payee in the event of the insolvency of the Company, or (2) where the Reinsurer, with the consent of the direct insured or insureds, has assumed such Policy obligations of the Company as direct obligations of the Reinsurer to the payees under such Policies and in substitution for the obligations of the Company to such payees. Then, and in that event only, the Company, with the prior approval of the certificate of assumption on New York risks by the Superintendent of Financial Services of the State of New York, or with the prior approval of such other regulatory authority as may be applicable, is entirely released from its obligation and the Reinsurer shall pay any loss directly to payees under such Policy.
D.     To the extent allowed by Applicable Law, where Policies of the Subject Business:
(1)     permitted original insurers or policyholders to sue the Company directly; and
(2)     required the Company to assign the same right to any reinsurer or retrocessionaires upon any assignment by the Company:
The Reinsurer assumes the same rights and obligations of the Company, but no greater obligations than those set forth in the Policies of the Subject Business. For the avoidance of doubt, with respect the Loss Portfolio Transfer Reinsurance Agreement dated October 31, 2014 by and between Transamerica Casualty Insurance Company and White Shoals Reinsurance, Ltd. (now SiriusPoint Bermuda) (the “Transamerica LPT Agreement”), the Reinsurer and Company hereby agree that in the event of commencement of any insolvency, conservation, rehabilitation or liquidation proceeding against SiriusPoint Bermuda, whether voluntary or involuntary, the Reinsurer shall pay directly to Transamerica Casualty Insurance Company amounts due and payable under the Transamerica LPT Agreement.
E.     Subject only to the exception expressly specified in paragraph D.:
(1)     Third parties and any third-party beneficiaries, actual or alleged, who are not in privity with the Reinsurer have no right nor standing to sue the Reinsurer; and

(2)     No part of this Agreement conveys any right for original insured or policyholder to the Policies of the Subject Business to sue the Reinsurer directly.
ARTICLE 20 - SERVICE OF SUIT
A.     This Article shall not be read to conflict with or override the obligations of the Parties to arbitrate their disputes as provided for in Article 16. This Article is intended as an aid to compelling arbitration or enforcing such arbitration or arbitral award, not as an alternative to Article 16 for resolving disputes arising out of this Agreement.
B.    In the event of the failure of the Reinsurer to perform its obligations hereunder, the Reinsurer, at the request of the Company, shall submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer’s rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States. The Reinsurer, once the appropriate court is selected, whether such court is the one originally chosen by the Company and accepted by the Reinsurer or is determined by removal, transfer, or otherwise, as provided for above, shall comply with all requirements necessary to give said court jurisdiction and, in any suit instituted against the Reinsurer upon this Agreement, shall abide by the final decision of such court or of any appellate court in the event of an appeal.
C.    Service of process in such suit may be made upon Gerber Ciano Kelly Brady, LLP, 228 Park Avenue South, Suite 97572, New York, NY 10003-1502, which is authorized and directed to accept service of process on behalf of the Reinsurer in any such suit.
D.    Further, pursuant to any statute of any state, territory or district of the United States that makes provision therefor, the Reinsurer hereby designates the Superintendent, Commissioner or Director of Insurance, or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Agreement, and hereby designates the above-named as the Person to whom the said officer is authorized to mail such process or a true copy thereof.
(signature page follows)

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives:
SIRIUSPOINT AMERICA INSURANCE COMPANY

By: /s/ Robert R. Kuehn                    October 29, 2021
_______________________________________        ______________________
Printed Name: Robert R. Kuehn_______________        Date
Title: _President and General Counsel___________

SIRIUSPOINT BERMUDA INSURANCE COMPANY LTD.

By: /s/ Nicholas J.D. Campbell                October 29, 2021
_______________________________________        ______________________
Printed Name: Nicholas J.D. Campbell___________        Date
Title: Chief Executive Officer___________________

PALLAS REINSURANCE COMPANY LTD.

By: /s/ Anson Aguiar                        October 29, 2021
_______________________________________        ______________________
Printed Name: Anson Aguiar___________________        Date
Title: Director_______________________________

By: /s/ Will Bridger                        October 29, 2021
_______________________________________        ______________________
Printed Name: Will Bridger____________________        Date
Title: Director_______________________________